                            EXHIBIT 11

         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (in thousands, except per share amounts)


[CAPTION]

                            For The Three Months Ended December 31,
                                   1995                   1994
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              13,988      13,988      12,190      12,190
  Shares available under
     options                   621         621         375         394
  Issuable upon conversion
     of debentures             -         2,636         -         4,220
                           -------     -------     -------     -------
Weighted average common
and common equivalent
shares outstanding          14,609      17,245      12,565      16,804
                           =======     =======     =======     =======



Net earnings               $ 9,158     $ 9,158     $ 4,133     $ 4,133
Interest expense, net,
  on debentures                -           428         -           727
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 9,158     $ 9,586     $ 4,133     $ 4,860
                           =======     =======     =======     =======

Per share                  $   .63     $   .56     $   .33     $   .29
                           =======     =======     =======     =======



                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share amounts)


                            For The Nine Months Ended December 31,
                                   1995                   1994
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              13,137      13,137      12,128      12,128
  Shares available under
     options                   590         593         361         389
  Issuable upon conversion
     of debentures             -         3,431         -         4,220
                           -------     -------     -------     -------
Weighted average common
and common equivalent
shares outstanding          13,727      17,161      12,489      16,737
                           =======     =======     =======     =======



Net earnings               $26,218     $26,218     $12,237     $12,237
Interest expense, net,
  on debentures                -         1,527         -         2,182
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $26,218     $27,745     $12,137     $14,419
                           =======     =======     =======     =======

Per share                  $  1.91     $  1.62     $   .98     $   .86
                           =======     =======     =======     =======

